Exhibit 99.1

News Release

Superior Reports Second Quarter 2020 Results

Executing on Strategic Priorities as Production Resumes

Second Quarter 2020 Financial Highlights:

•	Safe and efficient restart of production activities across the manufacturing footprint

•	Unit shipments of 2.1M; net sales of $145M

•	Value-Added Sales(1) of $84M, growth over market of 11%(2), per wheel growth of 4%(2)

•	Net loss of $43M, includes $7 million of restructuring and net other expense(3)

•	Adjusted EBITDA(1) loss of $4M

•	Executed approximately $40M of permanent and temporary cost actions for 2020

•	Aggressively managed cash – costs, working capital, and capital expenditures

•	Net debt of $596M; available liquidity of $245M(4); ongoing compliance with covenants

SOUTHFIELD, MICHIGAN – August 5, 2020 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading light vehicle aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the second quarter ended June 30, 2020.

($ in millions, units in thousands)	Three Months		Six Months
	2Q 2020	2Q 2019	YTD 2020	YTD 2019
Units
North America	841	2,489	3.060	5,113
Europe	1,227	2,401	3,315	4,816

Global	2,068	4,890	6,375	9,929
Net Sales
North America	$58.9	$180.4	$214.5	$365.5
Europe	85.9	172.1	231.4	344.7

Global	$144.8	$352.5	$445.9	$710.2
Value-Added Sales (1)
North America	$31.4	$87.2	$111.3	$176.6
Europe	52.9	106.4	143.2	209.8

Global	$84.3	$193.6	$254.4	$386.4

“During the second quarter of 2020, Superior executed significant actions to minimize the unprecedented impact of COVID-19 on automotive production. Our team responded decisively with safety, cost, and cash flow initiatives to ensure the health of our employees, manage our financial condition, and conserve liquidity. After a complete shutdown of our facilities, our employees efficiently brought production back online during the quarter, while continuing to capture the previously executed structural cost improvements. I am very pleased by the response of the entire Superior team,” commented Majdi Abulaban, President and Chief Executive Officer of Superior. “As we move through the second half of 2020, I remain confident that our team’s flexibility and the actions we have taken will allow us to navigate the evolving market conditions ahead and position us for growth as we emerge from the pandemic.”

(1)	See “Non-GAAP Financial Information” below for a definition and reconciliation to the most comparable GAAP measure.
(2)	Excludes impact of FX. NA and Western and Central EU combined industry production declined 67%. Source: IHS as of July 16, 2020.
(3)	See ”Impact of Acquisition, Restructuring, and Other Items” in the tables of this press release.
(4)	Includes cash and available amounts under revolving credit facilities.

Business Update

Second quarter 2020 automotive production was severely impacted by the broad-based shutdown across the automotive industry in North America and Europe due to COVID-19. By June 1, 2020, Superior had resumed production at all its facilities following the temporary suspension of operations between late March and early April 2020. To ensure the health and safety of its employees, the Company is executing its Safe Work Playbook across its footprint, which includes expanded cleaning, social distancing measures, distribution of personal protective equipment, and daily temperature checks, among other activities.

While Superior is experiencing stronger demand compared to April and May from its customers in North America, specifically on pickup/SUV platforms, as well as in Europe, the Company continues to pursue cost reduction initiatives to align to the lower production environment. To date, Superior has executed temporary and permanent cost savings including furloughs, compensation and benefit reductions, deferral of merit increases, reduced travel, personnel restructurings, and use of government subsidies where available. These cost initiatives are expected to benefit 2020 results by approximately $40 million. Further, Superior may utilize in the future selective, temporary facility closures to efficiently balance capacity with production costs and inventory levels. In addition to these cost reductions, the Company is taking other measures to improve cash flow through targeted working capital initiatives and by reducing capital expenditures.

Despite the Company’s cost saving actions, COVID-19 factors had a negative financial impact on the results for the second quarter of 2020 by reducing:

•	Net sales by approximately $200 million;

•	Value-Added Sales, a non-GAAP financial measure, by approximately $110 million; and

•	Adjusted EBITDA, a non-GAAP financial measure, by approximately $55 million.

Most of the negative impact on revenue occurred in April and May. In June, Superior’s Value-Added Sales rebounded from April and May, declining 14% compared to June of 2019, and free cash flow, defined as the sum of operating, investing, and financing activities before net debt repayments, was positive.

Second Quarter 2020 Results

Wheel unit shipments were 2.1 million in the second quarter of 2020, a decrease of 58%, compared to unit shipments of 4.9 million in the prior year period. The change in units was driven by production declines at our key customers related to COVID-19. During the quarter, wheels 19 inches and greater accounted for approximately 35% of Superior’s portfolio compared to just over 28% in the prior year period.

Net sales for the second quarter of 2020 were $145 million, compared to net sales of $353 million in the prior year period. The decrease in the quarter was driven primarily by lower volumes and lower aluminum prices, partially offset by the shift towards larger wheels with more premium content.

Value-Added Sales, a non-GAAP financial measure, defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales, were $84 million for the second quarter of 2020 compared to $194 million in the prior year period. The continued portfolio shift to larger diameter wheels with more premium content partially offset lower volume. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

The gross loss for the second quarter of 2020 was $23 million, compared to gross profit of $40 million in the prior year period. The gross loss for the quarter was due to lower sales, partially offset by temporarily closing manufacturing facilities, reducing personnel and operating expenses, rationalizing the Company’s manufacturing footprint in the prior year, and realizing purchasing savings.

Selling, general, and administrative expenses for the second quarter of 2020 were $11 million compared to $16 million in the prior year period. The 29% decrease was primarily a result of furloughs, compensation and benefit reductions, reduced travel, and personnel restructurings.

The Company reported an operating loss of $34 million in the second quarter of 2020 compared to operating income of $24 million in the prior year period. The operating loss for the quarter was primarily driven by lower sales partially offset by the initiatives mentioned above.

The income tax benefit for the second quarter of 2020 was $4 million on a pre-tax loss of $47 million. The tax benefit for the quarter was primarily due to Superior’s mix of earnings among tax jurisdictions, partially offset by the recognition of a valuation allowance on non-deductible interest.

For the second quarter of 2020, the Company reported a net loss of $43 million, or a loss per diluted share of $2.00, including the impact of $0.23 per share from restructuring and net other items. This compares to net income of $7 million, or a loss per diluted share of $0.04, in the second quarter of 2019. See attached pages for a reconciliation of net income to diluted earnings per share.

Adjusted EBITDA, a non-GAAP financial measure, amounted to a loss of $4 million for the second quarter of 2020. This compares to a profit of $49 million for the second quarter of 2019. The decrease in Adjusted EBITDA was driven by lower volumes in North America and Europe, including production shutdowns related to COVID-19, partially offset by the initiatives listed above. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash used by operating activities of $38 million in the second quarter of 2020, compared to net cash provided by operating activities of $41 million in the prior year period. Operating cash flow declined due to lower profit. Additionally, despite significantly lower overall working capital balances in the second quarter of 2020 compared to the prior year period, working capital was a use of cash in the second quarter of 2020 compared to a source of cash in the prior year period.

Net cash used for investing activities was $9 million in the second quarter of 2020 compared to $7 million in the prior year period. The increased usage of cash for investing activities year-over-year was driven by a one-time $8 million benefit from the sale of other assets in the second quarter of 2019, partially offset by a reduction in capital expenditures from $15 million in the prior year period to $9 million in the second quarter of 2020.

During the second quarter of 2020, Superior repaid $101 million on its U.S. revolving credit facility. Superior also paid preferred dividends of $3 million and purchased $1 million of shares from minority equity holders of Superior Industries Europe AG during the quarter, leaving approximately $2 million worth of shares outstanding.

Capital Structure and Liquidity

Total funded debt and net debt as of June 30, 2020 were $727 million and $596 million, respectively, which compares to funded debt and net debt of $658 million and $601 million, respectively, in the prior year period. The increase in funded debt was due to the borrowings on the Company’s revolving credit facilities.

Total liquidity, including cash and available amounts under revolving credit facilities, was $245 million as of June 30, 2020. Total cash on hand as of June 30, 2020 was $131 million.

The Company remains in full compliance with all lending covenants, including leverage ratio limits on its lines of credit. Based on various forecast scenarios, Superior does not currently anticipate any issues meeting the covenant requirements under its credit facilities. After repaying $101 million on its U.S. revolving credit facility during the second quarter of 2020, Superior was less than 35% drawn on the facility and therefore not required to test the net leverage covenant of 4.5x. If the Company had been required to test the covenant at the end of the second quarter, it would have been in compliance. Further, after the second quarter of 2020, the Company has made net repayments on the U.S. and European revolving credit facilities totaling an additional $69 million.

2020 Outlook

On March 23, 2020, the Company withdrew its 2020 outlook given the unprecedented economic uncertainty resulting from COVID-19. The Company continues to monitor the impact of COVID-19 and will revisit providing additional full-year 2020 outlook once conditions stabilize.

In the interim, based on the latest IHS industry production forecast, which indicates a decline in industry production in Superior’s key regions of approximately 24%, 23% in North America and 25% in Western and Central Europe, Superior anticipates free cash flow, defined as the sum of operating, investing, and financing activities before net debt repayment, to be neutral for full year

2020. Production schedules in North America remain strong due to inventory rebuild at Superior’s key customers while the ramp up in the European market has been slower. While the volume outlook continues to evolve rapidly, Superior anticipates its third quarter 2020 Value-Added Sales to decline in the low-teen percentage range compared to the prior year period.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Wednesday, August 5, 2020. The conference call may be accessed by dialing 800-367-2403 for participants in the U.S./Canada or +1 334-777-6978 for participants outside the U.S./Canada using the required conference ID 9232215. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration costs, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. This release also refers to “Value-Added Sales,” which Superior defines as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages.

Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2020 Superior and industry outlook as well as our liquidity and debt covenants included herein, the impact of COVID-19 on our future business results, operations and prospects, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Six Months
	2Q 2020	2Q 2019	YTD 2020	YTD 2019
Net Sales	$144.8	$352.5	$445.9	$710.2
Cost of Sales	167.7	312.5	445.6	637.1

Gross (Loss) Profit	$(22.8)	$40.0	$0.3	$73.1
SG&A	11.3	16.0	23.8	30.4
Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	193.6	—

(Loss) Income From Operations	$(34.1)	$24.0	$(217.1)	$42.7
Interest Expense, net	(12.2)	(11.9)	(24.0)	(23.7)
Other (Expense) Income, net	(0.7)	2.6	0.7	2.7
Change in Fair Value of Preferred Derivative	—	—	—	—

(Loss) Income Before Income Taxes	$(47.0)	$14.8	$(240.5)	$21.7
Income Tax Benefit (Provision)	3.8	(7.5)	7.2	(12.5)

Net (Loss) Income	$(43.2)	$7.3	$(233.3)	$9.2
Loss Per Share:
Basic	$(2.00)	$(0.04)	$(9.81)	$(0.27)
Diluted	$(2.00)	$(0.04)	$(9.81)	$(0.27)
Weighted Average and Equivalent Shares
Outstanding for EPS (in Thousands):
Basic	25,562	25,106	25,403	25,070
Diluted	25,562	25,106	25,403	25,070

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	6/30/2020	12/31/2019
Current Assets	$362.4	$354.2
Property, Plant and Equipment, net	502.4	529.3
Intangibles and Other Assets	221.2	428.4

Total Assets	$1,086.0	$1,311.9

Current Liabilities	$216.5	$191.1
Long-Term Liabilities	751.2	701.6
Redeemable Preferred Shares	170.0	161.0
European Non-controlling Redeemable Equity	1.5	6.5
Shareholders’ Equity (Deficit)	(53.2)	251.7

Total Liabilities and Shareholders’ Equity (Deficit)	$1,086.0	$1,311.9

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Six Months
	2Q 2020	2Q 2019	YTD 2020	YTD 2019
Net (Loss) Income	$(43.2)	$7.3	$(233.3)	$9.2
Depreciation and Amortization	23.9	23.3	48.3	46.7
Income tax, Non-cash changes	(8.1)	3.3	(14.0)	1.6
Impairments of Goodwill and Indefinite-Lived Intangibles	—	—	193.6	—
Stock-based Compensation	0.9	1.4	0.2	1.9
Amortization of Debt Issuance Costs	0.9	1.5	2.3	2.5
Other Non-cash items	1.1	(3.9)	(2.5)	(1.6)
Changes in Operating Assets and Liabilities:
Accounts Receivable	10.3	8.7	9.8	(22.5)
Inventories	22.3	(10.1)	17.1	(2.7)
Other Assets and Liabilities	(1.7)	2.9	1.2	12.6
Accounts Payable	(48.2)	5.4	(31.3)	10.7
Income Taxes	3.5	1.2	1.4	11.4

Cash Flow Provided by Operating Activities	$(38.4)	$40.9	$(7.1)	$69.6
Capital Expenditures	(8.9)	(15.3)	(22.8)	(28.7)
Other Investing Activities	—	8.2	—	9.6

Cash Flow Used by Investing Activities	$(8.9)	$(7.1)	$(22.8)	$(19.0)
Proceeds from the Issuance of Long-term Debt	—	—	11.7	—
Debt Repayment	(15)	(23.2)	(24.1)	(24.2)
Cash Dividends	(3.4)	(6.8)	(6.8)	(12.9)
Purchase of Non-controlling Redeemable Shares	(0.7)	—	(4.9)	(1.4)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	—	—	(0.1)
Proceeds from Borrowings on Revolving Credit Facility	—	18.8	213.8	43.8
Repayments of Borrowings on Revolving Credit Facility	(101.0)	(18.8)	(107.0)	(43.8)
Other Financing Activities	(0.3)	(0.7)	(0.5)	(0.7

Cash Flow Used by Financing Activities	$(106.9)	$(30.6)	$82.2	$(39.3)
Effect of Exchange Rate on Cash	2.8	0.1	0.5	(1.9)

Net Change in Cash	$(151.4)	$3.3	$52.8	$9.5
Cash - Beginning	282.2	53.6	77.9	47.5

Cash - Ending	$130.7	$56.9	$130.7	$56.9

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Six Months
	2Q 2020	2Q 2019	YTD 2020	YTD 2019
Basic EPS Calculation(1)
Net (Loss) Income	$(43.2)	$7.3	$(233.3)	$9.2
Less: Accretion of Preferred Stock	(4.4)	(4.1)	(9.0)	(80)
Less: Redeemable Preferred Stock Dividends	(3.5)	(3.8)	(6.8)	(7.7)
Less: European Noncontrolling Redeemable Equity Dividends	—	(0.3)	—	(0.4)

Numerator	$(51.1)	$(0.9)	$(249.1)	$(6.9)
Denominator: Weighted Avg. Shares Outstanding	25.6	25.1	25.4	25.1

Basic Loss Per Share	$(2.00)	$(0.04)	$(9.81)	$(0.27)

Diluted EPS Calculation(1)
Net (Loss) Income	$(43.2)	$7.3	$(233.3)	$9.2
Less: Accretion of Preferred Stock	(4.4)	(4.1)	(9.0)	(8.0)
Less: Redeemable Preferred Stock Dividends	(3.5)	(3.8)	(6.8)	(7.7)
Less: European Noncontrolling Redeemable Equity Dividends	—	(0.3)	—	(0.4)

Numerator	$(51.1)	$(0.9)	$(249.1)	$(6.9)
Weighted Avg. Shares Outstanding-Basic	25.6	25.1	25.4	25.1
Dilutive Stock Options and Restricted Stock Units	—	—	—	—

Denominator: Weighted Avg. Shares Outstanding	25.6	25.1	25.4	25.1

Diluted Loss Per Share	$(2.00)	$(0.04)	$(9.81)	$(0.27)

(1)

Basic earnings per share is computed by dividing net income (loss) attributable to Superior, after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be antidilutive for the periods ended March 31, 2020 and 2019

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Six Months
Before Tax Impact on Net Income (Loss)	2Q 2020	2Q 2019	YTD 2020	YTD 2019	Location on Inc. Stat.
Acquisition, Integration, Certain Hiring & Separation Costs	$(1.3)	$(1.3)	$(1.3)	$(2.0)	SG&A
Acquisition, Integration, Certain Hiring & Separation Costs	(3.7)	(0.2)	(4.6)	(0.8)	COGS
Restructuring Costs	(2.0)	—	(4.1)	—	COGS
Debt Extinguishment Gains	0.0	2.4	0.0	2.4	Other Income
Change in Fair Value of Preferred Derivative	0.0	0.1	0.0	0.7	Other Income
Impairment of Goodwill and Indefinite-Lived Intangibles	0.0	—	(193.6)	—	Operating Income

Total Before Tax Impact on Net Income (Loss)	$(7.0)	$1.0	$(203.7)	$0.3
After Tax Impact on Net Income (Loss)	$(5.9)	$0.6	$(199.1)	$0.1
Impact on Loss Per Share	$(0.23)	$0.02	$(7.84)	$0.00

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value-Added Sales	Three Months		Six Months
	2Q 2020	2Q 2019	YTD 2020	YTD 2019
Net Sales	$144.8	$352.5	$445.9	$710.2
Less: Aluminum Value and Outside Service Provider Costs	(60.6)	(158.9)	(191.6)	(323.8)

Value-Added Sales	$84.3	$193.6	$254.4	$386.4

	Three Months		Six Months
	2Q 2020	2Q 2019	YTD 2020	YTD 2019
Net (Loss) Income	$(43.2)	$7.3	$(233.3)	$9.2
Adjusting Items:
- Interest Expense, net	12.2	11.9	24.0	23.7
- Income Tax (Benefit) Provision	(3.8)	7.5	(7.2)	12.5
- Depreciation	17.8	16.6	36.1	33.2
- Amortization	6.1	6.7	12.3	13.5
- Acquisition, integration, hiring/separation/restructuring costs, and debt extinguishment gains	7.0	(1.0)	10.0	(0.3)
- Factoring Fees	0.2	0.2	0.3	0.6
- Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	193.6	—

	$39.5	$41.9	$269.1	$83.2

Adjusted EBITDA	$(3.7)	$49.2	$35.8	$92.4